Exhibit 10.27

Execution Copy
Dated This 30th day of October 2009
By and Among
Standard Bank Plc,
MI Energy Corporation
MIE Holdings Corporation
AND
Far East Energy Limited

TERMINATION AGREEMENT RELATING TO
AN OPTION AGREEMENT
DATED 12 JANUARY 2009 AS AMENDED AND RESTATED PURSUANT
TO AN AMENDMENT AND RESTATEMENT AGREEMENT DATED
26 JUNE 2009

THIS TERMINATION AGREEMENT RELATING TO THE FIRST AMENDMENT AND RESTATEMENT AGREEMENT RELATING TO AN OPTION AGREEMENT DATED 12 JANUARY 2009 (this “Agreement”) is made on the 30th day of October 2009 by and among:
(1)	STANDARD BANK PLC, a financial institution incorporated in England, and/or one or more of its Affiliates (collectively, “Standard Bank”);

(2)	FAR EAST ENERGY LIMITED, a company incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China (“FEEL”);

(3)	MI ENERGY CORPORATION, an exempted company incorporated with limited liability in the Cayman Islands (the “MIE”) and

(4)	MIE HOLDINGS CORPORATION, an exempted company incorporated with limited liability in the Cayman Island (the “Company”).
WHEREAS, Standard Bank, FEEL, the Company and MIE entered into an Option Agreement dated 12 January 2009 as amended by the First Amendment and Restatement Agreement dated 26 June 2009 (the “Option Agreement”) pursuant to which FEEL granted Standard Bank an option to purchase the Option Shares (as defined in the Option Agreement) on the terms and subject to the conditions contained in the Original Agreement; and
WHEREAS, the Parties (as defined below) wish to terminate the Option Agreement on the terms and subject to the conditions contained herein.
NOW THEREFORE, in consideration of the premises hereinafter contained, and upon the terms and subject to the conditions stated herein, the Parties agree as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
          “Option Termination Consideration” means US$3,632,890.
          “Parties” means collectively, Standard Bank, FEEL, MIE and the Company, and “Party” means any one of them.
          “Termination Date” means the date on which the 197,049 Ordinary Shares of the Company held by Standard Bank are transferred to FEEL pursuant to the Shares Purchase Agreement dated of even date herewith by and among Standard Bank, Zhang Ruilin, Zhao Jiangwei, Shang Zhiguo, FEEL, the Company and MIE.
1.2	Principles of Construction.
(a)	Any document expressed to be in “agreed form” means a document in or substantially in the form approved by, and signed for identification purposes by or on behalf of, all the Parties.

(b)	The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)	The words “include,” “including” and “among other things” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of similar import.

(d)	Unless the context clearly requires otherwise, “or” is not exclusive.

(e)	All references herein to a Party’s “knowledge” shall mean, with respect to the matter in question, if such Party (or any of the executive officers of such Party) has, or would reasonably be expected to have, after conducting a reasonable investigation, actual knowledge of the matter.

(f)	Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to the Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced.

(g)	References to the Preamble, Recitals, Clauses, Schedules and Exhibits are to the preamble, recitals and clauses of and schedules and exhibits to this Agreement.

(h)	The headings are for convenience only and shall not affect the interpretation hereof.

(i)	Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa and references to natural persons shall include bodies corporate.

(j)	The Transaction Agreements are the result of negotiations between, and have been reviewed by, the respective parties to each such agreement. Accordingly, each such agreement shall be deemed to be the product of all parties thereto, and there shall be no presumption that an ambiguity should be construed in favor of or against any of Standard Bank, the FEEL Shareholders, or FEEL, as the case may be, thereto solely as a result of such party’s actual or alleged role in the drafting of any such agreement.

(k)	This Agreement may be translated into one or more languages other than English. In the event of any inconsistency or contradiction between the texts, this English text shall prevail.
2.	TERMINATION

2.1	Option Termination Consideration. Upon the terms and subject to the conditions of this Agreement, on the Termination Date, FEEL shall pay the Option Termination Consideration to Standard Bank by wire transfer to an account in the name of Standard Bank which account details shall be provided to FEEL no later than three (3) Business Days prior to the Completion Date.
2.2	Termination of Option Agreement. Effective as of the Termination Date and in consideration of the payment of the Option Consideration from FEEL to Standard Bank in accordance with Clause 2.1, the Option Agreement and the Option Notice issued by Standard Bank dated as of August 31, 2009 (the “Option Exercise Notice”) are terminated and of no further effect and all further obligations, duties and liabilities of the Parties, arising out of or in connection with the Option Agreement shall forthwith be terminated and no Party shall have any claim or recourse of any nature whatsoever against another Party arising out of or in connection with the Option Agreement or the Option Exercise Notice. On the Termination Date, Standard Bank fully and conditionally release and discharge FEEL, the Company and MIE from its liabilities and obligations (in whatsoever form) which arise under the Option Agreement and the Option Exercise Notice.

3.	REPRESENTATIONS AND WARRANTIES BY STANDARD BANK. Standard Bank represents and warrants the following:

3.1	Organization. It is an entity duly organized and validly existing under the laws of its jurisdiction of incorporation or organization.

3.2	Power and Authority; Enforceability. It has the power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by it as contemplated hereby and to consummate the transactions contemplated hereby. No corporate action on its part is necessary to authorize the execution, delivery and performance of this Agreement and such other instruments and agreements by it and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other instruments and agreements to be executed and delivered by it as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties hereto and thereto, shall have been duly executed and delivered by it and shall be its valid and binding obligations, enforceable against it in accordance with their terms.

3.3	No Violation. Its execution and delivery of this Agreement does not, its execution and delivery of the other instruments and agreements to be executed and delivered by it as contemplated hereby will not and its consummation of the transactions contemplated hereby and thereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of modification, termination, cancellation, payment or acceleration) under, or result in the creation of any encumbrance on any of its properties or assets: (i) any provision of its articles of incorporation or by-laws; (ii) any law or order applicable to it or by which any of its respective properties or assets may be bound; (iii) any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding arrangement, contract, commitment, lease, franchise agreement or other instrument or obligation to which it is a party, or by which it or any of its properties or assets is bound.

3.4	Consents. It has all necessary consents, licenses and approvals for its execution and delivery of this Agreement, its performance of its obligations hereunder or the consummation of the transactions contemplated hereby.

4.	REPRESENTATIONS AND WARRANTIES BY EACH PARTY OTHER THAN STANDARD BANK. Each Party (other than Standard Bank) represents and warrants the following:

4.1	Organization. It is an entity duly organized and validly existing under the laws of its jurisdiction of incorporation or organization.

4.2	Power and Authority; Enforceability. It has the power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by it as contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and all other instruments and agreements to be executed and delivered by it as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by its board of directors and no other corporate action on its part is necessary to authorize the execution, delivery and performance of this Agreement and such other instruments and agreements by it and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other instruments and agreements to be executed and delivered by it as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties hereto and thereto, shall have been duly executed and delivered by it and shall be its valid and binding obligations, enforceable against it in accordance with their terms.

4.3	No Violation. Its execution and delivery of this Agreement does not, its execution and delivery of the other instruments and agreements to be executed and delivered by it as contemplated hereby will not and its consummation of the transactions contemplated hereby and thereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of modification, termination, cancellation, payment or acceleration) under, or result in the creation of any encumbrance on any of its properties or assets: (i) any provision of its articles of incorporation or by-laws; (ii) any law or order applicable to it or by which any of its respective properties or assets may be bound; (iii) any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding arrangement, contract, commitment, lease, franchise agreement or other instrument or obligation to which it is a party, or by which it or any of its properties or assets is bound.

4.4	Consents. It has all necessary consents, licenses and approvals for its execution and delivery of this Agreement, its performance of its obligations hereunder or the consummation of the transactions contemplated hereby.

5.	ANNOUNCEMENTS AND CONFIDENTIALITY

5.1	Announcements. No announcement, press release or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any Party without prior consent of the other Parties (such consent not to be unreasonably withheld or delayed). This shall not affect any announcement, press release or circular required by law or any regulatory body or the rules of any relevant stock exchange but the Party with an obligation to make an announcement or issue a press release or circular shall consult with the other Parties insofar as is reasonably practicable before complying with such an obligation.
5.2	Confidentiality. Subject to Clause 5.3, each Party shall treat as confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to the provisions of the this Agreement and any agreement entered into pursuant to this Agreement or the negotiations relating to this Agreement (and such other agreements).

5.3	Exceptions to Confidentiality. Clause 5.2 shall not prohibit disclosure or use of any information if and to the extent that:
(a)	the disclosure or use is required by law, any regulatory body or the rules and/or regulations of any relevant stock exchange, including any disclosure or use in an announcement, press release or circular required to be made or issued pursuant to Clause 5.1;

(b)	the disclosure or use is required for the purpose of any judicial or regulatory proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing Party;

(c)	the disclosure is made to employees, directors, officers, agents, Affiliates, fund investors, and professional advisors of a Party, including financial advisors, consultants, accountants and legal counsel, of a Party or bona fide prospective investors in the Company on terms that such employees, directors, officers, agents, Affiliates, fund investors, and professional advisors of a Party or bona fide prospective investors in the Company undertake to comply with the provisions of Clause 5.2 in respect of such information as if they were a party to this Agreement;

(d)	the information becomes publicly available (other than by breach of any of this Agreement); or

(e)	the other Parties have given prior written approval to the disclosure or use.
6.	RELEASE AND INDULGENCE

Any liability to any Party may in whole or in part be released, compounded or compromised or time or indulgence given by any other Party in writing in their absolute discretion, as regards any of the Parties under such liability without in any way prejudicing or affecting their rights against any other Party or Parties under the same or a like liability whether joint and several or otherwise.

7.	NOTICES

All notices, consents, and other communications under or pursuant to this Agreement (“Notices”) shall be in writing and in the English language and shall be delivered (A) by hand, (B) by facsimile (with receipt confirmed); provided, however, that a copy is promptly thereafter mailed by reputable private courier, return receipt requested, (C) by the addressee or (D) by such other means as the Parties may agree from time to time; in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate as to itself by not less than five (5) Business Days notice to the other Parties):

if to Standard Bank, to	:	Standard Bank Plc Cannon Bridge House 25 Dowgate Hill London EC 4R 2SB Fax: +852 2822 7947 Attention: John Wixley c/o Standard Bank Asia Limited

if to FEEL, to	:	Suite 406, Block C, Grand Place 5 Hui Zhong Road Chaoyang District, Beijing 10010 PRC Attention: Mr. Zhang Ruilin Facsimile: (8610) 5123 8866

if to the Company, to	:	Suite 406, Block C, Grand Place 5 Hui Zhong Road Chaoyang District, Beijing 10010 PRC Attention: Mr. Zhang Ruilin Facsimile: (8610) 5123 8866

if to MIE, to	:	Suite 406, Block C, Grand Place 5 Hui Zhong Road Chaoyang District, Beijing 10010 PRC Attention: Mr. Zhang Ruilin Facsimile: (8610) 5123 8866
8.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with English law.

9.	ARBITRATION

9.1	Amicable Settlement. Any and all disputes, controversies and conflicts between the Parties arising out of or relating to or in connection with this Agreement and the performance or non-performance of the obligations set forth herein shall, so far as is possible, be settled amicably between the Parties within thirty (30) days after written notice of such dispute, controversy or conflict has been given by one Party to the other Parties.
9.2	Arbitration Procedure.
(a)	Failing an amicable settlement thereof within the thirty (30)-day period specified in Clause 8.1, any and all disputes, controversies and conflicts arising out of or in connection with this Agreement or its performance (including the validity of this Agreement) shall be settled by three (3) arbitrators under the rules of the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement. The place of arbitration shall be Hong Kong and the language used in the arbitral proceedings shall be English. The HKIAC shall act as the administering institute.

(b)	The arbitrators shall be appointed by mutual consent of the Parties involved in the arbitration in accordance with the procedures set out in the UNCITRAL Rules regarding the appointment of arbitrators, failing which the appointing authority shall be HKIAC.

(c)	The arbitral proceeding shall accord to each of the Parties the right to provide witnesses, including expert witnesses, the right of cross-examination of witnesses and the right to make both written and oral submissions.

(d)	The arbitral award made and granted by the arbitrator shall be final, binding and incontestable and may be used as a basis for judgement thereon. All costs of arbitration (including, without limitation, those incurred in the appointment of the arbitrator) shall be apportioned in the arbitral award.
9.3	Court Action. By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary remedy in aid of arbitration, or order any interim injunction. A request for such provisional remedy or interim injunction by the parties to a court shall not be deemed a waiver of this agreement to submit to arbitration.

9.4	Continued Performance During Arbitration. During the period of submission to arbitration and thereafter until the granting of the arbitral award, the Parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the said award.

9.5	Survival. The provisions contained in this Clause 9 shall survive the termination or expiration of this Agreement.

10.	MISCELLANEOUS

10.1	Fees and Expenses. Each Party shall bear its own expenses in connection with legal and other advisors retained by it in connection with the transaction.
10.2	Successors and Assigns. This Agreement has been made solely for the benefit of the Parties and their respective successors, personal representatives, heirs and estates and permitted assigns and nothing herein is intended to confer any rights or remedies under or by reason of this Agreement to any other Person.

10.3	Assignment. The provisions of this Agreement shall be binding upon and accrue to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, none of the Parties may assign its rights and obligations in whole or in part hereunder without the prior written consent of the other Parties.

10.4	Further Assurances. Each Party undertakes to and with each other Party to do all things reasonably within its power which are necessary or desirable to give full effect to the spirit and intent of this Agreement.

10.5	Amendments and Waivers. All amendments and other modifications hereof or waivers of the observance of any term hereof (either generally or in a particular instance and either retroactively or prospectively) shall be in writing and signed by each of the Parties.

10.6	No Waiver. The failure of a Party at any time to require observance or performance by any other Party of any of the provisions of this Agreement shall in no way affect the Party’s right to require such observance or performance at any time thereafter, nor shall the waiver by any Party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

10.7	Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of all remaining provisions contained herein shall not in any way be affected or impaired thereby; and the invalid, illegal or unenforceable provisions shall be interpreted and applied so as to produce as near as may be the legal, economic and commercial result intended by the Parties.

10.8	Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original and all of which, taken together, constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in any number of counterparts, each of which shall be deemed an original and all of which, taken together, constitute one and the same instruments.

10.9	Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes and cancels all prior oral and written agreements or representations, if any, among the Parties or any of them relating to the subject matter thereof.
[Signature page follows]

IN WITNESS WHEREOF this Amendment has duly executed as of the date and year first written above.

STANDARD BANK PLC
By:	/s/ Andrew King
	Name:	ANDREW KING
	Title:	CEO, ASIA

FAR EAST ENERGY LIMITED
By:	/s/ Zhao Jiangwei
	Name:	Zhao Jiangwei
	Title:	Director

MIE HOLDINGS CORPORATION
By:	/s/ Zhang Ruilin
	Name:	Zhang Ruilin
	Title:	Director

MI ENERGY CORPORATION
By:	/s/ Zhang Ruilin
	Name:	Zhang Ruilin
	Title:	Director